SCHEDULE 14A
                         (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                      SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  (x)

Filed by a Party other than the Registrant  ( )

-----------------------------------------------------------------

Check the appropriate box:

( )  Preliminary Proxy Statement
(x)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule14a-12

                OVERSEAS SHIPHOLDING GROUP, INC.
-----------------------------------------------------------------
          (Name of Registrant as Specified in its Charter)

                OVERSEAS SHIPHOLDING GROUP, INC.
-----------------------------------------------------------------
             (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or
     14a-6(j)(2).
( )  $500  per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
( )  Fee  computed  on table below per Exchange  Act  Rules  14a-
     6(i)(4)
     and 0-11.

        1) Title of each class of securities to which transaction applies:

        ---------------------------------------------------------

        2) Aggregate number of securities to which transaction applies:

        ---------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ---------------------------------------------------------

        * Set forth the amount on which the filing fee is calculated and state how it was determined.


        4) Proposed maximum aggregate value of transaction:

        ---------------------------------------------------------



( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

        ---------------------------------------------------------

                OVERSEAS SHIPHOLDING GROUP, INC.
        1114 AVENUE OF THE AMERICAS, NEW YORK, N.Y. 10036



            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          June 2, 1998

TO THE STOCKHOLDERS OF OVERSEAS SHIPHOLDING GROUP, INC.:


    The Annual Meeting of Stockholders of Overseas Shipholding Group, Inc. will be held at J.P. Morgan Investment Management Inc., 522 Fifth Avenue (corner West 44th Street), New York, N.Y., Seventh Floor, on Tuesday, June 2, 1998, at 2:30 o'clock P.M. for the following purposes:

   (l)  To elect twelve directors, each for a term of one year;

   (2) To consider and act upon a proposal to approve the appointment of Ernst & Young LLP as independent auditors for the year 1998;

   (3) To consider and act upon a proposal to approve the adoption by the Board of Directors of the 1998 Stock Option Plan;
and

    (4) To transact such other business as may properly be brought before the meeting.

    Stockholders of record at the close of business on April 16, 1998 will be entitled to vote at the meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the meeting, during ordinary business hours, for ten days before the meeting at the Corporation's office, 1114 Avenue of the Americas, New York, N.Y.

    Whether or not you expect to be present at the meeting in person, please date and sign the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

    We urge you to exercise your privilege of attending the meeting in person. In that event, the Corporation's receipt of your proxy will not affect in any way your right to vote in person.

                            By order of the Board of Directors,

                                     ROBERT N. COWEN
                            Senior Vice President & Secretary
New York, N.Y.
April 29, 1998

                           IMPORTANT

            PLEASE SIGN, DATE AND PROMPTLY RETURN THE
         ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE

                OVERSEAS SHIPHOLDING GROUP, INC.
       1114 Avenue of the Americas, New York, N.Y. 10036

                          ------------

                        PROXY STATEMENT

    The accompanying proxy is solicited on behalf of the Board of Directors of Overseas Shipholding Group, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders to be held on June 2, 1998. Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting.

    Only stockholders of record at the close of business on April 16, 1998 will be entitled to vote at the annual meeting. The Corporation has one class of voting securities, its Common Stock, of which 36,794,121 shares were outstanding on said record date and entitled to one vote each. This proxy statement and the accompanying proxy will first be sent to stockholders on or about April 29, 1998.

                     ELECTION OF DIRECTORS

     The twelve nominees for election at the forthcoming meeting, all of whom are presently directors of the Corporation, are listed below. Unless otherwise directed, the accompanying proxy will be voted for the election of these nominees, to serve for the ensuing year and until their successors are elected and qualify.

      The  table below sets forth information as to each nominee, and  includes  the  amount and percentage  of  the  Corporation's
Common  Stock  of  which  each nominee,  and  all  directors  and executive  officers as a group, were the "beneficial owners"  (as defined in regulations of the Securities and Exchange Commission)
on  April  16,  1998,  all as reported to  the  Corporation.   In
accordance with SEC regulations, the table includes, in the  case of  certain of the nominees, all shares owned by partnerships  or other entities in which the nominee, by reason of his position or interest, shares the power to vote or to dispose of securities.
                                       Served      Shares of     Percentage of
                                         as       Common Stock    Common Stock
                  Principal           Director    Beneficially    Beneficially
Name and Age      Occupation           Since       Owned (a)          Owned
------------      ----------          --------    ------------    ------------

Raphael           President, Finmar     1969    6,647,926 (b)(g)      18.1%
Recanati*, 74...  Equities Co.,
                  shipping, finance
                  and banking.

Morton P.         President of the      1969         157,927 (c)      0.4%
Hyman*, 62......  Corporation.

Robert N.         Senior Vice           1993          30,500          0.1%
Cowen*, 49......  President and
                  Secretary of the
                  Corporation.

George C.         Executive Vice        1988          41,400          0.1%
Blake*, 66......  President,
                  Maritime Overseas
                  Corporation, ship
                  agents and
                  brokers.

Thomas H.         Consultant,           1976              --          --
Dean, 69........  Continental Grain
                  Company,
                  integrated food
                  company.

Michel            Director and          1969        2,823,241(d)      7.7%
Fribourg, 84....  Chairman Emeritus
                  of the Board,
                  Continental Grain
                  Company.

William L.        Attorney and          1989            4,000(e)      --
Frost, 71......   President, Lucius
                  N. Littauer
                  Foundation.

Ran               President,            1969           32,880(f)(g)   0.1%
Hettena*, 74....  Maritime Overseas
                  Corporation.

Stanley           Chairman, law firm    1993              200         --
Komaroff, 63....  of Proskauer Rose
                  LLP, the
                  Corporation's
                  counsel.

Solomon N.        Vice President,       1989               (h)        --
Merkin, 41.....   Leib Merkin, Inc.,
                  private investment
                  company.

Joel I.           President and         1989              200         --
Picket, 59......  Chairman of the
                  Board, Gotham
                  Organization Inc.,
                  real estate,
                  construction and
                  development.

Oudi              Joint Managing        1996            1,000(g)      --
Recanati, 48....  Director, IDB
                  Holding
                  Corporation Ltd.,
                  investment and
                  finance.

   All directors and executive officers
      as a group...                                 9,757,274(i)      26.4%

------------
  * Member of Finance and Development Committee of the Board, of which Committee Mr. Raphael Recanati is Chairman.

 (a)Unless otherwise indicated, each of the nominees has the sole power to vote and direct disposition of the shares shown as beneficially owned by him. Number of shares shown includes shares issuable on exercise of vested options held by Messrs. Hyman (100,000 shares), Cowen (30,000 shares) and Blake (40,000 shares), and all directors and executive officers as a group (207,000 shares).

(b) Includes 5,870,362 shares as to which Mr. Raphael Recanati shares the power to vote and/or to direct disposition, of which 2,986,416 shares are owned by OSG Holdings, a partnership in which Mr. Recanati and his wife, as tenants in common, have a 25% partnership interest. Mr. Recanati's address is 511 Fifth Avenue, New York, New York.

(c) Includes 20,000 shares owned by a corporation in which Mr. Hyman shares the power to vote and/or to direct disposition; in addition, Mr. Hyman is a 0.4% partner in OSG Holdings; excludes 280 shares owned by Mr. Hyman's wife, beneficial ownership of which is disclaimed by him.

(d) All of these shares are owned by Fribourg Grandchildren Family L.P., a partnership; Mr. Fribourg's wife, as trustee under various trusts, has the sole power to vote and direct the disposition of all of said shares, beneficial ownership of which is disclaimed by him. The address for Fribourg Grandchildren Family L.P. is 277 Park Avenue, New York, New York.

(e) Excludes 400 shares owned by Mr. Frost's wife, beneficial ownership of which is disclaimed by him.

(f) Excludes   7,082   shares  owned  by  Mr.   Hettena's   wife,
    beneficial ownership of which is disclaimed by him.

(g) Mr.  Hettena  and  Mr. Raphael Recanati are  brothers-in-law.
    Mr. Oudi Recanati is a son of Mr. Raphael Recanati and a nephew of Mr. Hettena.

(h) Mr. Merkin is a 1.3% partner in OSG Holdings.

(i) Of the 9,757,274 shares, persons who are directors or executive officers have sole power to vote and direct disposition of 1,063,671 shares (2.9% of the outstanding shares of the Corporation) and share with other persons the power to vote and/or direct disposition of 8,693,603 shares (23.5% of the outstanding shares).

           Each nominee has been principally engaged in his present employment for the past five years except Mr. Dean, who served as an executive officer of Continental Grain Company for more than 25 years until he assumed his present listed position in 1996; Mr. Oudi Recanati, who assumed his present listed position in 1997 and also serves as Chairman of the Board of Y.L.R. Capital Markets Ltd., engaged in investment banking; and Mr. Cowen, who also serves as executive vice president and a director of Overseas Discount Corporation, a private company engaged in finance and investment. Messrs. Raphael Recanati and Oudi Recanati are directors of IDB Holding Corporation Ltd. and several of its subsidiaries. In February 1994, following a lengthy trial in Israel of 22 defendants, including IDB Holding Corporation Ltd., the four largest Israeli banks, and members of their senior managements, IDB Holding Corporation Ltd., all the banks, including Israel Discount Bank Limited, and all the management-defendants were convicted by a district court of contravening certain provisions of that country's laws in connection with activities that arose out of a program related to the regulation of bank shares prior to 1984. Messrs. Raphael Recanati and Oudi Recanati, who were among the management-defendants, and IDB Holding Corporation Ltd. categorically denied any wrongdoing and appealed to the Supreme Court of Israel, which found that the share regulation had been authorized and encouraged by high officials of the Israeli Government, overturned the principal count of the indictments of the management-defendants, and acquitted IDB Holding Corporation Ltd. of all charges. The Court left standing the lower court's finding  that  Mr.  Raphael Recanati,  who  was  chief  executive officer of Israel Discount Bank Limited, and Mr. Oudi Recanati, who was a member of that bank's senior management, caused improper advice to be given in connection with the sale of securities and that Mr. Raphael Recanati caused false entries in corporate documents, in contravention of Israel laws. None of the activities in question, which occurred more than 14 years ago, relate to or involve the Corporation or its business in any way.

   If, for any reason, any nominee should not be available for election or able to serve as a director, the accompanying proxy will be voted for the election of a substitute nominee designated by the Board of Directors. The Board has no reason to believe that it will be necessary to designate a substitute nominee.

              COMPENSATION AND CERTAIN TRANSACTIONS

   The following Summary Compensation Table includes individual compensation information for services in all capacities to the Corporation and its subsidiaries during the years ended December 31, 1997, 1996 and 1995 by the Chief Executive Officer, and the two other executive officers of the Corporation serving during 1997 whose salary for said year exceeded $100,000.

                   SUMMARY COMPENSATION TABLE

                                      Annual Compensation
                                     --------------------
 Name and Principal                                              All Other
     Position              Year    Salary            Bonus      Compensation
-------------------        ----  -----------      ----------    ------------

 Morton P. Hyman........   1997  $1,000,000     $1,000,000(1)   $ 22,198(2)
    President (CEO)        1996     965,000           -           20,512
                           1995     915,000           -           16,661

 Robert N. Cowen........   1997     267,800        100,000(1)      1,145(3)
    Senior Vice President  1996     257,500           -            1,145
    and Secretary          1995     242,500           -            1,145

 Myles R. Itkin.........   1997     505,000(4)        -           11,990(2)
    Senior Vice President
    and Treasurer (CFO)    1996     485,000(4)        -           11,130
                           1995     256,692(4)        -            3,240

---------
 (1) Special bonuses paid to Messrs. Hyman and Cowen in recognition of their achievements in negotiating and concluding the sale of the Corporation's 49% interest in Celebrity Cruise Lines Inc. to Royal Caribbean Cruises Ltd.

(2) For Messrs. Hyman and Itkin, consists of matching contributions by the Corporation under its Savings Plan in the amount of $7,125 for each, and the cost of term life insurance in the respective amounts of $15,073 and $4,865.

(3)  Cost of term life insurance.

(4) Mr. Itkin became Senior Vice President, Treasurer and Chief Financial Officer of the Corporation in June 1995. He has a three year employment contract, terminating June 1998, at an initial annualized salary of $460,000, which was reviewed each year. The Corporation has undertaken to make available to Mr. Itkin an option to purchase a total of 60,000 shares of the Corporation's Common Stock at the closing price on the New York Stock Exchange on the date of grant, which option will become exercisable in five equal annual installments of 12,000 shares, commencing no later than during the year 2000 and expiring no later than December 31, 2005.

     In October 1996, the Corporation entered into three year contracts with Messrs. Hyman and Cowen providing that in the event of a "change of control" of the Corporation, as defined in the agreements, each of the executives will be entitled to certain payments and benefits upon a termination of his employment (whether voluntary or involuntary) at any time within two years after the change of control or upon termination of his employment by the Corporation without cause or by the executive with good reason within 120 days prior to the change of control. Upon any such termination, the executive will be entitled to payment of three times his highest annual base salary in effect within 121 days prior to or at any time after the change of control, three years of additional service and compensation credit at that compensation level for pension purposes and for purposes of the Corporation's supplemental employee retirement benefit plans (see "Pension Plan" below) and three years of continued coverage for the executive and his dependents under the Corporation's health plan and for the executive under the Corporation's life insurance plan. If and to the extent these payments and benefits, and any other amounts paid to the executive as a result of a change of control, constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the excess parachute payments are subject to excise tax (and are not deductible to the Corporation); in that event the Corporation has agreed to pay the executive on a grossed up basis so that the net amount received by the executive, after payment of such excise tax and of other taxes on the grossed up amount, will equal the full amounts to which he would be entitled in the absence of such excise tax.

AGGREGATE OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

                                 Number of Securities
          Number of                   Underlying          Value of Unexercised
           Shares                Unexercised Options     In-the-Money Options at
         Underlying             at December 31, 1997      December 31, 1997 (1)
           Options    Value
 Name   Exercised   Realized  Exercisable/Unexercisable  Exercisable/Unexercisable
 ----   ---------   --------  -------------------------  -------------------------
Morton    100,000  $1,114,458    100,000 / 0               $781,250 / 0
P. Hyman

Robert     30,000     334,662          0 / 0                      0 / 0
N. Cowen

-------------
(1) Reflects market value of underlying shares of the Corporation's Common Stock on December 31, 1997, minus the exercise price.

         STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock against the cumulative total return of the published Standard and Poor's 500 Stock Index and the Dow Jones Marine Transportation Index for the five years ended December 31, 1997.

                     STOCK PERFORMANCE GRAPH
        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
 OSG, S&P 500 STOCK INDEX, DOW JONES MARINE TRANSPORTATION INDEX
                               S&P 500         DOW JONES MARINE
  PERIOD        OSG         STOCK INDEX     TRANSPORTATION INDEX
  ------        ---         -----------     --------------------
   1992        100.00         100.00               100.00
   1993        140.55         110.06               128.26
   1994        140.82         111.51               117.75
   1995        119.82         153.42               134.32
   1996        110.87         188.64               163.81
   1997        146.46         251.58               197.46

------------------
* Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1992 and that all dividends were reinvested. In accordance with rules of the Securities and Exchange Commission ("SEC"), the Corporation's Stockholder Return Performance Presentation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act").

                             PENSION PLAN

  The Corporation contributes to a pension plan which provides its employees with annual retirement benefits based upon age, credited service and average compensation (comprised of salaries, bonuses and incentive compensation) for the highest five successive years of the last ten years prior to retirement. The plan is non-contributory by the employee, and the Corporation's contributions to the plan are determined on an actuarial basis without individual allocation. The Corporation is one of several employers contributing to the plan and pays its proportionate share of the annual cost. The plan is maintained by Maritime Overseas Corporation, which acts as agent in respect of the operation of the Corporation's bulk cargo vessels as described below.

  The following table sets forth the estimated annual pensions payable under the pension plan (subject to reduction on an actuarial basis where survivorship benefits are provided), upon normal retirement, to employees at various compensation levels and in representative years-of-service classifications, calculated before application of the Social Security offset provided for in the plan:

                             Years of Credited Service
          ------------------------------------------------------------
  Average
  Compen-   10       15       20        25        30          35         40
  sation   years    years     years     years      years      years     years
---------  -------  -------  -------   -------   -------     -------   -------
$ 400,000   60,000   90,000  120,000   150,000   180,000     210,000   240,000
  500,000   75,000  112,500  150,000   187,500   225,000     262,500   300,000
  600,000   90,000  135,000  180,000   225,000   270,000     315,000   360,000
  700,000  105,000  157,500  210,000   262,500   315,000     367,500   420,000
  800,000  120,000  180,000  240,000   300,000   360,000     420,000   480,000
  900,000  135,000  202,500  270,000   337,500   405,000     472,500   540,000
1,000,000  150,000  225,000  300,000   375,000   450,000     525,000   600,000
1,200,000  180,000  270,000  360,000   450,000   540,000     630,000   720,000
1,500,000  225,000  337,500  450,000   562,500   675,000     787,500   900,000
--------------


     The annual pension payable to any employee under the pension plan may not exceed the limitations imposed for qualified plans under Federal law. However, under supplemental retirement plans Messrs. Hyman, Cowen and Itkin will be entitled to the additional benefits that would have been payable to them under the pension plan in the absence of such limitations. Payments under the supplemental retirement plans will be accelerated upon a "change of control" as defined therein.

     The respective number of years of credited service under the pension plan of the Corporation's executive officers named in the Summary Compensation Table on page 5 are as follows: Morton P. Hyman-38 years; Robert N. Cowen-18 years; and Myles R. Itkin-3 years.

                   COMPENSATION OF DIRECTORS

     The independent non-employee directors of the Corporation receive a director's fee of $15,000 per year, payable quarterly, and a fee of $1,000 for each meeting of the Board of Directors they attend.

                     EXECUTIVE COMPENSATION
         REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                 AND THE STOCK OPTION COMMITTEE

     In accordance with rules of the SEC, the Report on Executive
Compensation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

    The Executive Compensation Committee (the "Committee") of the Board of Directors reviews and determines compensation for members of senior management. It is composed of two non-officer directors of the Corporation: Raphael Recanati and Michel Fribourg. The Committee's compensation policies are designed to promote the following objectives:

    - to attract and motivate talented executives, and to encourage their long term tenure with the Corporation

    - to compensate executives based upon the value of their individual contributions in achieving corporate goals and objectives

   -  to  motivate executives to maximize shareholder values

     The Committee seeks to set salaries for its executives at levels that enable the Corporation to attract and retain talented personnel. The Committee does not deem it appropriate to base annual salary adjustments solely upon year-to-year comparisons of financial performance, particularly since the Corporation's results over a short term period are significantly influenced by factors beyond the Corporation's control, reflecting primarily the dynamics of world bulk shipping markets. These markets are extremely competitive and highly volatile, influenced by the worldwide supply and demand for tonnage and general world economic conditions. The Corporation does not make significant annual adjustments to compensation levels based upon changes in financial performance that in the judgment of the Committee primarily reflect charter market conditions or other factors over which the Corporation has no control, whether favorable or unfavorable.

     The nature of the Corporation's business requires long range planning that may entail advance commitments for the construction of vessels during periods of unfavorable conditions in current charter markets. Such commitments are made on the basis of an analysis of long term trends in demand, utilization and market forces that suggest future improvement in rates. Under these circumstances, the Committee believes that short term financial performance is only one of many guides in determining executive compensation. Success in meeting corporate goals and objectives also is considered to be an appropriate measure of executive performance. Such goals and objectives include success in meeting specific customer requirements, in reducing financing and operating costs for the fleet, in anticipating market movements and in improving the quality of customer service. The Committee considers that these goals and objectives have been met in 1997.

      In setting executive compensation, the Committee also considers the Corporation's performance in the context of overall industry conditions and its standing in the industry. The Committee does not give particular weight to or quantify any one or more performance factors, but in setting 1997 compensation, the Committee considered the fact that although the Corporation's results in 1997 continued to reflect particular weakness in certain segments of the world bulk shipping markets, the Corporation nevertheless maintained its position as one of the leading tanker owners in the world. During 1997, the Corporation completed a major newbuilding program and implemented a program to dispose of its older and less competitive dry bulk vessels, all in furtherance of the Corporation's ongoing fleet modernization program, and succeeded in maintaining the Corporation's recognition for high quality within the bulk shipping industry. During the year the Corporation also refinanced debt upon attractive terms, and sold its 49% interest in Celebrity Cruise Lines Inc., the Corporation's joint venture in the cruise industry, to Royal Caribbean Cruises Ltd. on terms favorable to the Corporation. The Committee takes into consideration an executive's particular contributions to the Corporation. Length of service is another important factor taken into account. Pursuant to Section 162(m) of the Code (which was enacted effective January 1, 1994), compensation exceeding $1 million paid to the Corporation's executive officers may not be deducted by the Corporation unless such compensation is performance based and paid pursuant to criteria approved by the stockholders. The Committee considered the provisions of Section 162(m) of the Code in setting 1997 compensation paid to the President of the Corporation.

    The Committee believes that the interests of stockholders are best served by granting stock options to executive officers and thereby giving them the opportunity to participate in appreciation in the Corporation's stock over an extended period. In this way, the profitability and value of the Corporation is enhanced for the benefit of stockholders by enabling the Corporation to offer employees, including senior management, stock based incentives in the Corporation in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the stockholders. The Corporation's stockholder-approved amended 1989 Stock Option Plan is administered by the Stock Option Committee of the Board of Directors, which is composed of two non-officer directors of the
Corporation: Raphael Recanati and Joel I. Picket. The Stock Option Committee determines the persons to whom stock options will be granted under the Plan and allocates the amounts to be granted to such persons. Under the Plan, senior management in 1990 were granted options for 570,000 shares of Common Stock, in the aggregate, to vest over five years and be exercisable up to ten years from the date of grant. The Committee and the Stock Option Committee believe that over such an extended period, stock performance will to a meaningful extent reflect executive performance, and that such arrangements further reinforce management goals and incentives to achieve stockholder objectives. Accordingly, on April 1, 1998, the Board of Directors adopted, subject to stockholder approval, the 1998 Stock Option Plan which will provide the Corporation with the ability to make awards of stock options in the future. The terms of the 1998 Stock Option Plan are summarized under "Approval of Adoption of the 1998 Stock Option Plan". Although the Corporation did not grant options in 1997 and has not yet granted any options under the 1998 Stock Option Plan, the Corporation may consider authorizing and granting additional stock options in order to provide its executive officers with satisfactory total compensation packages and reward them for their contributions to the Corporation's long term share performance. The Committee believes that the total compensation package received by each of the executive officers last year, taking into consideration outstanding option grants, was appropriate. In considering future option grants, the number of options previously granted will be taken into consideration.

      While taking the foregoing factors into account, the Committee's compensation determinations for the Corporation's relatively small number of executive officers are to a large extent subjective and not arrived at by application of any specific formula.

  Mr. Morton P. Hyman has served as a director and officer of the Corporation since 1969, and as its President and Chief Executive Officer since 1971. His compensation reflects his many contributions as a key member of management since the Corporation was founded. Such compensation is not based primarily upon the Corporation's short term financial performance nor is it based upon any formula. To a large extent Mr. Hyman's compensation reflects an assessment of his performance based upon the subjective judgment of the Committee. The Committee awarded to Mr. Hyman a special bonus in 1997 in recognition of his achievements in negotiating and concluding the sale of Celebrity Cruise Lines Inc. to Royal Caribbean Cruises Ltd. on terms favorable to the Corporation. In light of his contribution to the growth and success of the Corporation, and his service as its President for 27 years, the Committee believes his compensation is appropriate and reasonable.

  Submitted  by  the Executive Compensation Committee  and  Stock
Option Committee of the Board of Directors:


                                         Stock Option Committee
                                           under amended 1989
Executive Compensation Committee           Stock Option Plan
--------------------------------         ----------------------

     Raphael Recanati                        Raphael Recanati
     Michel Fribourg                         Joel I. Picket


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Raphael Recanati and Michel Fribourg served on the Executive Compensation Committee of the Board of Directors during 1997. Mr. Fribourg is a Director and Chairman Emeritus of the Board of Continental Grain Company and his wife, as trustee under various trusts, is the principal stockholder of that corporation (Mr. Dean, a director of the Corporation, is a consultant to Continental Grain Company). Subsidiaries of the Corporation received revenues of approximately $153,000 during 1997 and $597,000 during the first three months of 1998 from charters of vessels to Continental Grain Company and its subsidiaries. A subsidiary of the Corporation, together with Continental Grain Company and an unrelated third party, were partners in an investment partnership in which the Corporation's subsidiary had an investment of approximately $675,000; the Corporation sold its partnership interest during 1997. Messrs. Raphael Recanati and Joel I. Picket served on the Stock Option Committee of the Board of Directors during 1997.

  Maritime Overseas Corporation, a New York corporation ("MOC"), or a subsidiary of MOC, under various agreements with the Corporation and its subsidiaries, acts as agent in respect of the operation of ships owned and to be owned by these subsidiaries and provides certain general and administrative services required by the Corporation and its subsidiaries. The Corporation may terminate the agreements at the end of any year on twelve months' prior notice; MOC may not terminate the agreements prior to December 31, 2003. Under agreements between MOC and certain companies in which the Corporation owns a 50% interest, MOC acts as agent in respect of the operation of ships owned by such 50%- owned companies. Under various agreements, MOC also serves as exclusive chartering broker for the ships owned by the Corporation's subsidiaries and certain 50%-owned companies and as exclusive broker in connection with sales, purchases or construction of ships, and is entitled to receive commissions therefor either from the owner or from the seller or builder. Under the various agreements, MOC's total compensation for any year is limited to the extent its consolidated net income from shipping operations would exceed specified amounts ($1,110,038 for 1997).

  The aggregate compensation payable to MOC (including its subsidiaries) under all these agreements for 1997 (excluding brokerage) was $36,044,437, of which $1,559,563 represented compensation paid by 50%-owned companies. Brokerage commissions payable to MOC under all these agreements for 1997 aggregated $6,547,291, of which $164,254 was paid by 50%-owned companies. MOC retains as advances under the agreements an amount equivalent to a non-current asset (net of related taxes) recorded by MOC as a result of the application of a statement of accounting principles adopted by the Financial Accounting Standards Board; the advances, which approximated $2,650,000 as of December 31,
1997,  are  repayable  as  the asset  is  realized  or  when  the agreements terminate, whichever is earlier. The Corporation advanced to MOC $1,130,000 in 1990 ($226,000 of which is presently outstanding) to fund certain pension obligations that were paid by MOC but which, under the agreements between MOC and the Corporation, are borne by the Corporation over periods determined in accordance with generally accepted accounting principles by actuarial calculation. The advance bears interest at the rate of 10% per annum and is repayable in ten equal annual installments (which commenced in 1991) or when the agreements terminate, whichever is earlier. The consolidated net income from shipping operations of MOC for the year ended December 31, 1997 was limited to the agreed maximum amount described in the preceding paragraph.

     Four of the nominees for election as directors of the Corporation, Messrs. Hettena, Merkin, Cowen and Oudi Recanati, constitute the Board of Directors of MOC; Messrs. Hettena and Blake are senior officers of MOC. All the outstanding shares of MOC are owned by Mr. Hettena. Mr. Oudi Recanati is a son of Mr. Raphael Recanati and a nephew of Mr. Hettena.

     The MOC 1990 Stock Option Plan, as amended, provides for the grant of options to employees, officers and directors of MOC to purchase up to 784,435 shares of Common Stock of the Corporation. In order to facilitate said Plan, the Corporation under an agreement with MOC has agreed to make a total of up to 784,435 shares of the Corporation's Common Stock available to MOC, as and when required by MOC to meet its obligations under said Plan, at a price equal to (i) the option price, or (ii) the market price on the date an option is granted, or (iii) $14 per share, whichever shall be highest, for shares purchased by MOC from the Corporation in respect of all option grants. Through December 31, 1997, the Corporation has provided an aggregate of 316,843 shares to MOC pursuant to the agreement.

  Each of the business transactions referred to above under this caption and under the "Other Transactions" caption below was considered to be fair and reasonable to all the parties involved at the time the transaction was entered into and was in the opinion of management at least as favorable to the Corporation as it would have been if made with a non-affiliated party.

                       OTHER TRANSACTIONS

   Subsidiaries of the Corporation received revenues of approximately $5,684,000 during 1997 from charters of vessels to a subsidiary of Archer-Daniels-Midland Company, a company named as a beneficial owner of more than 5% of the outstanding shares of the Corporation's Common Stock under "Information as to Stock Ownership".

                     COMMITTEES AND MEETINGS

  The Board of Directors has established various committees to assist it in discharging its responsibilities, including an Executive Compensation Committee and an Audit Committee. The
Executive Compensation Committee reviews and determines the compensation of the Corporation's executives; it consists of Messrs. Fribourg and Raphael Recanati and held one meeting during 1997. The Audit Committee recommends to the Board each year the independent auditors to be selected by the Corporation, reviews the planned scope and the results of each year's audit, reviews any recommendations the auditors may make with respect to the Corporation's internal controls and procedures and oversees the responses made to any such recommendations; the Committee consists of Messrs. Dean and Frost and met twice during 1997. The Corporation does not have a nominating or similar committee.

  The Corporation's Board of Directors held seven meetings during 1997. Members of the Board are frequently consulted by management throughout the year, and the Corporation does not consider percentage attendance information in itself to be a meaningful indication of the quality or importance of a director's contribution to the Board. Each director attended at least 75% of the total number of meetings of the Board and committees of which he was a member.

               INFORMATION AS TO STOCK OWNERSHIP

    Set forth below are the names and addresses of those persons, other than nominees for directors and entities they control (see "Election of Directors"), that are known by the Corporation to have been "beneficial owners" (as defined in regulations of the
SEC) of more than 5% of the outstanding shares of the Corporation's Common Stock, as reported to the Corporation.

     OSG Holdings, 511 Fifth Avenue, New York, New York, a partnership, on April 16, 1998 owned 2,986,416 shares (8.1% of the outstanding Common Stock). One of the nominees for director of the Corporation, by reason of his interest and position in OSG Holdings, may be deemed to be the "beneficial owner" of the shares owned by OSG Holdings, as disclosed in the table of nominees.

     The other principal partners in OSG Holdings on April 16, 1998 were Hermann Merkin, 415 Madison Avenue, New York, New York, and EST Associates L.P., 275 Madison Avenue, Suite 902, New York, New York, a limited partnership. These partners may each be deemed to share the power to vote and to direct disposition of the 2,986,416 shares owned by OSG Holdings and may therefore be deemed to be the beneficial owners of the following amounts and percentages of the outstanding Common Stock: Hermann Merkin, 3,145,625 shares (including 159,209 shares owned directly), or 8.5%; and EST Associates L.P., 4,224,817 shares (including 1,238,401 shares owned directly), or 11.5%. Vivian Ostrovsky, 4 Avenue de Montespan, Paris, France, is the general partner in EST Associates L.P. and may therefore be deemed the beneficial owner of all the shares owned by EST Associates L.P. and OSG Holdings. Except for shares referred to in this paragraph as being owned directly, each of the persons named shares the power to vote and dispose of all the shares of which such person is considered the beneficial owner.

     To the best of the Corporation's knowledge, based on reports filed with the SEC, the only other beneficial owners of more than 5% of the Corporation's Common Stock are: (a) Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois, which as of March 31, 1998 owned beneficially an aggregate of 5,674,800 shares (15.4%), which it reported were acquired for investment purposes, and that it has the sole power to vote and to dispose of such shares; and (b) Alpine Capital, L.P., and its two general partners Robert W. Bruce III and Algenpar, Inc., and J. Taylor Crandall and The Anne T. and Robert M. Bass Foundation, 201 Main Street, Suite 3100, Fort Worth, Texas, which as of March 3, 1998 owned beneficially an aggregate of 1,936,100 shares (5.3%), which they reported were acquired for investment purposes, and that they have the sole power to vote and to dispose of such shares. According to the SEC filings referred to in this paragraph, the shares mentioned above were not acquired for the purpose of or having the effect of changing or influencing control of the Corporation nor in connection with or as a participant in any transaction having such purpose or effect.

                     SELECTION OF AUDITORS

     On recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent auditors for the Corporation and its subsidiaries for the year 1998 subject to the approval of the stockholders at the annual meeting. If the appointment is not approved by the stockholders, the selection of independent auditors will be reconsidered by the Board of Directors.

     Ernst & Young LLP is a well known and well qualified firm of public accountants which (including its predecessors) has served as auditors of the Corporation since the Corporation was organized in 1969. Representatives of Ernst & Young LLP will attend the annual meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders.

     THE  BOARD  OF  DIRECTORS  RECOMMENDS A VOTE IN FAVOR OF THE
APPOINTMENT OF ERNST & YOUNG LLP.



                     APPROVAL OF ADOPTION OF
                    THE 1998 STOCK OPTION PLAN

      On April 1, 1998, the Board of Directors adopted the 1998 Stock Option Plan (the "1998 Plan"), subject to and conditioned upon stockholder approval. The affirmative vote of at least a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on this matter at the 1998 Annual Meeting is required for approval of the 1998 Plan. Under Delaware law, abstentions will be treated as votes against the adoption of the 1998 Plan; broker non-votes will be treated as present for quorum purposes, but as not entitled to vote on the proposal to approve the adoption of the 1998 Plan. The following description of the 1998 Plan is a summary and is qualified in its entirety by reference to the 1998 Plan.

Purpose

     The purpose of the 1998 Plan is to enhance the profitability and value of the Corporation for the benefit of its stockholders by enabling the Corporation to offer employees of the Corporation and its affiliates stock based incentives in the Corporation in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Corporation's stockholders.

Administration

      The 1998 Plan will be administered and interpreted by a committee of the Board of Directors consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the 1934 Act ("Rule 16b-3") and
Section 162(m) of the Code, a non-employee director as defined in Rule 16b-3 and an outside director as defined under Section 162(m) of the Code (the "1998 Plan Committee"). If no 1998 Plan Committee exists which has the authority to administer the 1998 Plan, the functions of the 1998 Plan Committee will be exercised by the Board of Directors. The 1998 Plan Committee has the full authority and discretion, subject to the terms of the 1998 Plan, to grant stock options under the 1998 Plan and to determine the persons to whom stock options will be granted.

Eligibility

      All employees of the Corporation and its affiliates will be eligible to receive grants of stock options under the 1998 Plan.

Available Shares

      A maximum of 1,300,000 shares of Common Stock may be issued under the 1998 Plan. The maximum number of shares of Common Stock subject to options which may be granted to any employee during any calendar year will not exceed 500,000 shares. To the extent that shares of Common Stock for which options are permitted to be granted to an employee during a calendar year are not covered by a grant during such calendar year, such shares of Common Stock will increase the number of shares of Common Stock available for grant or issuance to the employee in the subsequent calendar year during the term of the 1998 Plan.

      The 1998 Plan Committee may make appropriate adjustments to the number of shares available for stock option grants and the terms of outstanding stock options to reflect any change in the Corporation's capital structure or business by reason of a stock dividend, extraordinary dividend, stock split, recapitalization, reorganization, merger, consolidation or sale of all or substantially all the assets of the Corporation (and certain other events).

Stock Options

      The 1998 Plan authorizes the 1998 Plan Committee to grant stock options to purchase shares of the Corporation's Common
Stock to employees of the Corporation and its affiliates. Options granted to employees of the Corporation or any "subsidiary" or "parent" (within the meaning of Section 424 of the Code) may be in the form of incentive stock options ("ISOs") or non-qualified stock options. Options granted to employees of affiliates that do not qualify as "subsidiaries" or "parents" may only be non-qualified stock options. The 1998 Plan Committee will determine the number of shares subject to each option, the term of each option (which may not exceed ten years (or five years in the case of an ISO granted to a ten percent stockholder)), the exercise price, the vesting schedule (if any), and the other material terms of the option. No option may have an exercise price less than the fair market value of the Common Stock at the time of grant (or, in the case of an ISO granted to a ten percent stockholder, 110 percent of fair market value).

      Options granted to employees will be exercisable at such time or times and subject to such terms and conditions as determined by the 1998 Plan Committee at grant. All options granted to employees may be made exercisable in installments, and the exercisability of such options may be accelerated by the 1998 Plan Committee. The exercise price of an option may be paid in cash, by a cashless exercise procedure through a broker or by such other methods approved by the 1998 Plan Committee (which may include payment in shares of Common Stock owned for at least six months).


Change in Control

      Upon a change in control of the Corporation (as defined in the 1998 Plan), all unvested options of employees will fully vest and become exercisable in their entirety, provided that, no acceleration of vesting and exercisability will occur with regard to options that the 1998 Plan Committee determines in good faith prior to a change in control of the Corporation will be honored or assumed or new rights substituted therefor by a participant's employer immediately following the change in control of the Corporation.

Amendment and Termination

      The 1998 Plan may be amended or terminated in its entirety by the Board of Directors or the 1998 Plan Committee, provided that the rights granted to an individual prior to such amendment or termination may not be impaired without the consent of such individual. In addition, no such amendment, without stockholder approval to the extent such approval is required by the Delaware law, Rule 16b-3 or under Sections 162(m) or 422 of the Code, may increase the aggregate number of shares of Common Stock that may be issued under the 1998 Plan, increase the maximum number of shares of Common Stock subject to options which may be granted to any employee during any calendar year, change the classification of employees eligible to receive options, decrease the minimum exercise price of any option or extend the maximum option term under the 1998 Plan.

Miscellaneous

     Subject to limited post-service exercise periods and vesting in certain instances, options granted to participants under the 1998 Plan are generally forfeited upon any termination of employment. Options will have such terms and will terminate upon such conditions as may be contained in the individual option grants. Although options will generally be nontransferable (except by will or the laws of descent and distribution), the 1998 Plan Committee may determine at the time of grant or thereafter that a non-qualified option granted to an employee that is otherwise nontransferable may be transferable in whole or in part and in such circumstances, and under such conditions, as specified by the 1998 Plan Committee.

U.S. Federal Income Tax Consequences

      The following discussion of the principal U.S. federal income tax consequences with respect to options under the 1998 Plan is based on statutory authority and judicial and administrative interpretations as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences (state, local and other tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

      Under current federal income tax laws, the grant of an ISO can be made solely to employees and generally has no income tax consequences for the optionee or the Corporation. In general, no taxable income results to the optionee upon the exercise of an ISO. However, the amount by which the fair market value of the stock acquired pursuant to the exercise of an ISO exceeds the exercise price is an adjustment item for purposes of alternative minimum tax. If no disposition of the shares is made within either two years from the date the ISO was granted or one year from the date of exercise of the ISO, any gain or loss realized upon disposition of the shares will be treated as a long-term capital gain or loss to the optionee. If the disposition of the shares is made more than 18 months after the date of the exercise of the ISO, the optionee will be taxed at the lowest rate applicable to capital gains for such individual. The Corporation will not be entitled to a tax deduction upon the exercise of an ISO, nor upon a subsequent disposition of the shares, unless the disposition occurs prior to the expiration of the holding period described above. In general, if the optionee does not satisfy these holding period requirements, any gain equal to the difference between the exercise price and the fair market value of the Common Stock at exercise (or, if a lesser amount, the amount realized on disposition over the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of either holding period described above, the Corporation is entitled to a deduction at the time of disposition equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

      In general, an optionee will recognize no taxable income upon the grant of a non-qualified stock option and the Corporation will not receive a deduction at the time of such grant. Upon exercise of a non-qualified stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of the Common Stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for the Common Stock. Subject to the possible application of Section 162(m) of the Code, the Corporation will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

     In addition:  (i) any officers of the Corporation subject to
Section 16(b) of the 1934 Act may be subject to special tax rules regarding the income tax consequences concerning their options;
(ii) any entitlement to a tax deduction on the part of the Corporation is subject to the applicable federal tax rules, including, without limitation, Section 162(m) of the Code regarding the $1 million annual limitation on deductible compensation; (iii) in the event that the exercisability of a stock option is accelerated because of a change in control of the Corporation, payments relating to the stock options, either alone or together with certain other payments may constitute parachute payments under Section 280G of the Code, in which case certain amounts may be subject to excise taxes and a portion of the recognized income may be nondeductible by the Corporation; and
(iv) the exercise of an ISO may have implications in the computation of alternative minimum taxable income.

      In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per taxable year per person to its chief executive officer and the other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares which may be granted to any employee during a specified period, the exercise price is not less than the fair market value of the Common Stock at the time of grant, and the plan under which the options are granted is approved by stockholders and is administered by a committee comprised of outside directors. The 1998 Plan is intended to satisfy these requirements with respect to options granted to employees.

      The 1998 Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, and is not, nor is it intended to be, qualified under Section
401(a) of the Code.

      THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE
IN FAVOR OF THE APPROVAL OF THE ADOPTION OF THE 1998 STOCK OPTION
PLAN.

                   PROPOSALS FOR 1999 MEETING

     Any  proposals  of  stockholders that  are  intended  to  be presented at the Corporation's 1999 Annual Meeting of Stockholders must be received at the Corporation's principal executive offices no later than December 31, 1998, and must comply with all other applicable legal requirements, in order to be included in the Corporation's proxy statement and form of proxy for that meeting.

                      GENERAL INFORMATION

     The Board of Directors is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.

     All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted for the election of directors, for the appointment of Ernst & Young LLP as auditors, and for the approval of the adoption of the 1998 Stock Option Plan. Under Delaware law and the Corporation's Certificate of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors will not be counted in the election of that director but will be counted for purposes of determining a quorum.

     The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation will also reimburse brokers and others who are only record holders of the Corporation's shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. Directors and officers of the Corporation may solicit proxies personally or by telephone or telegraph but will not receive additional compensation for doing so.

     The  Corporation's  Annual Report to  Stockholders  for  the
fiscal   year  ended  December  31,  1997  has  been  mailed   to
stockholders.  The Annual Report does not form part of this Proxy
Statement.

                              By  order of the Board of Directors,

                                            ROBERT N. COWEN
                                Senior Vice President & Secretary
New York, N.Y.
April 29, 1998

                OVERSEAS SHIPHOLDING GROUP, INC.

     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, June 2, 1998


     The  undersigned  hereby appoints MORTON P.  HYMAN  and  RAN
HETTENA, and either of them, proxies, with full power of substitution, to vote all shares of stock of OVERSEAS SHIPHOLDING GROUP, INC. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Corporation to be held at J.P. Morgan Investment Management Inc., 522 Fifth Avenue (corner West 44th Street), New York, N.Y., Seventh Floor, on June 2, 1998, at 2:30 o'clock P.M., notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

     The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or his substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, FOR THE RATIFICATION OF THE ADOPTION OF THE 1998 STOCK OPTION PLAN, AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

    (Continued, and To Be Signed and Dated on Reverse Side)

(1)  ELECTION OF DIRECTORS:       NOMINEES:  Raphael   Recanati,  Morton   P.
                                             Hyman,  Robert N. Cowen,  George
FOR all Nominees                             C. Blake, Thomas H. Dean, Michel
 (except as            WITHHOLD              Fribourg, William L. Frost,  Ran
 withheld in          AUTHORITY              Hettena,    Stanley    Komaroff,
  the space          to Vote for             Solomon   N.  Merkin,  Joel   I.
  provided)              all                 Picket  and  Oudi Recanati.  (To
                      Nominees               withhold  authority to vote  for
    ---                  ---                 any  individual  Nominee,  print
   /  /                 /  /                 that   Nominee's  name  on   the
   ---                  ---                  following line:)

                                                ----------------------


(2)  Approval    of    the
     appointment of  Ernst  &
     Young LLP as independent
     auditors  for  the  year
     1998:

      FOR       AGAINST     ABSTAIN
      ---         ---        ---
     /  /        /  /       /  /
     ---         ---        ---


(3)  Ratification  of  the
     adoption  of  the   1998
     Stock    Option     Plan
     described  in the  Proxy
     Statement:

      FOR       AGAINST     ABSTAIN

      ---         ---        ---
     /  /        /  /       /  /
     ---         ---        ---





                                        Please  sign exactly  as  name
                                        (or   names)  appears  at  the
                                        left. For joint accounts  each
                                        owner  should sign. Executors,
                                        administrators, trustees, etc.
                                        should give full title.

                                        DATE:.................., 1998


                                        .............................


                                        .............................
                                           Signature or Signatures




            PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD